Exhibit 5.19

CONSENT OF EXPERT

In connection with the Registration Statement on Form F-10, including any amendments thereto (the “Registration Statement”), of Yamana Gold Inc., I, Esteban Chacon, Registered Member of the Chilean Mining Commission, hereby consent to the use of my name in connection with the reference to the mineral reserve estimate for the Jacobina Mine as at December 31, 2019 (the “Estimate”) and to the inclusion or incorporation by reference of references to and summaries of the Estimate in the Registration Statement.

By:	/s/ Esteban Chacon
Name:	Esteban Chacon
Title:	Registered Member of the Chilean Mining Commission

Dated: April 17, 2020